Exhibit 99.1

Ardelyx Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update
IBSRELA revenue grew 73% in 2025 to $274.2 million and total revenues reached $407.3 million
Patient-first XPHOZAH strategy preserved access and drove growth in total dispenses
Development programs for new IBSRELA indication and next-generation NHE3 inhibitor launched
Company is well capitalized to meet current business objectives
Conference call scheduled for 4:30 PM Eastern Time
WALTHAM, Mass., February 19, 2026 - Ardelyx, Inc. (Nasdaq: ARDX), a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative medicines that meet significant unmet medical needs, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided a business update.
“The results we delivered in 2025 reflect our team’s hard work and disciplined execution to bring our medicines to more patients in need, underscored by significant IBSRELA growth, increased adoption of XPHOZAH and rapid advancement of our clinical development programs,” said Mike Raab, president and chief executive officer of Ardelyx. “As we look to build on this strong momentum, we see 2026 as a pivotal opportunity to further evolve our business into a meaningful enterprise built on a broad, thoughtful portfolio of best-in-class medicines. Our long-term strategy remains clear and unwavering: to deliver novel therapies to patients with significant unmet medical needs and generate sustained value for shareholders.”
IBSRELA® (tenapanor) finishes 2025 with $274.2 million in revenue
Revenue for IBSRELA in 2025 was $274.2 million reflecting 73% growth compared to the $158.3 million reported for the full year 2024. The company recorded $86.6 million in IBSRELA revenue in the fourth quarter of 2025, 61% growth compared to the same period of 2024 and an 11% increase compared to the third quarter of 2025.
Ardelyx expects continued growth in 2026 and beyond, driven by increased depth and breadth of prescribing among target healthcare providers, increased engagement with patients with irritable bowel syndrome with constipation (IBS-C) as well as further improved prescription pull-through.
Ardelyx expects full-year 2026 revenue for IBSRELA to be between $410 and $430 million, representing at least 50% growth compared to 2025. As a result of the significant momentum that IBSRELA has generated, the company expects IBSRELA to achieve $1 billion in annual revenue in 2029, with further growth thereafter.
XPHOZAH® (tenapanor) finishes 2025 with $103.6 million in revenue
Revenue for XPHOZAH in 2025 was $103.6 million reflecting year-over-year growth in total XPHOZAH dispenses, including an increased number of non-Medicare patients on therapy. The company also recorded $27.8 million in revenue in the fourth quarter of 2025.
Ardelyx expects growth in 2026 to be driven by increased clinical conviction and writing among target healthcare prescribers. Ardelyx expects full-year 2026 XPHOZAH revenue to be between $110 and $120 million.
Building a pipeline of important medicines
The company advanced efforts to expand the eligible patient population for IBSRELA to include patients with chronic idiopathic constipation (CIC) and has launched a Phase 3 trial, ACCEL, to assess tenapanor in patients with CIC, dosing the first patient in Q1 2026. Pending the outcome of the Phase 3 trial, Ardelyx intends to submit a Supplemental New Drug Application to the U.S. Food and Drug Administration (FDA) for the CIC indication. Enrollment in ACCEL is expected to be completed by the end of 2026 and topline readout is expected in the second half of 2027.
Ardelyx also launched a development program for RDX10531, a next-generation sodium/hydrogen exchanger 3 (NHE3) inhibitor, in 2025. The company is currently completing pre-clinical development activities in advance of an Investigational New Drug submission to the FDA in the second half of 2026 and initiation of a Phase 1 clinical trial thereafter.

Other Corporate Developments
•United States Patent and Trademark Office issued U.S. Patent No. 12,539,299 titled “Oral Formulations of Tenapanor.” The patent covers the commercial formulations of IBSRELA and XPHOZAH and has an expiration date of November 26, 2042. The patent is listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book) for both products.
•Four posters were presented at the American Society of Nephrology’s annual Kidney Week, including data from real-world evidence studies demonstrating patient satisfaction and reduction in serum phosphate with XPHOZAH.
•Three posters were presented at the American College of Gastroenterology’s 2025 Annual Meeting supporting the benefits of IBSRELA.

Full Year 2025 Financial Results
•    Cash Position: As of December 31, 2025, the company had total cash, cash equivalents and short-term investments of $264.7 million, compared to total cash, cash equivalents and short-term investments of $250.1 million as of December 31, 2024.
•    Revenues: Total revenue for the year ended December 31, 2025 was $407.3 million, compared to $333.6 million in total revenue in 2024, driven by increases in IBSRELA revenue.
◦IBSRELA revenue was $274.2 million, compared to $158.3 million in 2024.
◦XPHOZAH revenue was $103.6 million, compared to $160.9 million in 2024.
◦Other revenues, including product supply, licensing and non-cash royalty revenue related to the sale of future royalties, totaled $29.5 million, compared to $14.4 million in 2024.
•    R&D Expenses: Research and development expenses were $71.5 million for the year ended December 31, 2025, compared to $52.3 million for the year ended December 31, 2024. The increase was related to investments in recently announced pipeline programs and increased medical engagement with scientific communities.
•    SG&A Expenses: Selling, general and administrative expenses were $337.2 million for the year ended December 31, 2025, compared to $258.7 million for the year ended December 31, 2024. The increase was primarily related to increased costs associated with the ongoing commercialization of IBSRELA and XPHOZAH.
•    Net Loss: Net loss for the year ended December 31, 2025 was $61.6 million, or $(0.26) per share, compared to net loss of $39.1 million, or $(0.17) per share, for the year ended December 31, 2024. The net loss for the full year 2025 included share-based compensation expense of $49.0 million.
Conference Call Details
The company will host a conference call today, February 19, 2026, at 4:30 PM ET to discuss today’s announcement. To participate in the conference call, please dial (877) 346-6112 (domestic) or (848) 280-6350 (international) and ask to be joined into the Ardelyx call. A live audio webcast and related presentation materials can also be accessed by visiting the Investor page of the company’s website, www.ardelyx.com, and will be available on the website for 30 days following the call.
IMPORTANT SAFETY INFORMATION (IBSRELA)

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS
IBSRELA is contraindicated in patients less than 6 years of age; in nonclinical studies in young juvenile rats administration of tenapanor caused deaths presumed to be due to dehydration. Avoid use of IBSRELA in patients 6 years to less than 12 years of age. The safety and effectiveness of IBSRELA have not been established in patients less than 18 years of age.
CONTRAINDICATIONS
•IBSRELA is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•IBSRELA is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.
WARNINGS AND PRECAUTIONS
Risk of Serious Dehydration in Pediatric Patients
•IBSRELA is contraindicated in patients below 6 years of age. The safety and effectiveness of IBSRELA in patients less than 18 years of age have not been established. In young juvenile rats (less than 1 week old; approximate human age equivalent of less than 2 years of age), decreased body weight and deaths occurred, presumed to be due to dehydration, following oral administration of tenapanor. There are no data available in older juvenile rats (human age equivalent 2 years to less than 12 years).

•Avoid the use of IBSRELA in patients 6 years to less than 12 years of age. Although there are no data in older juvenile rats, given the deaths in younger rats and the lack of clinical safety and efficacy data in pediatric patients, avoid the use of IBSRELA in patients 6 years to less than 12 years of age.
Diarrhea
Diarrhea was the most common adverse reaction in two randomized, double-blind, placebo-controlled trials of IBS-C. Severe diarrhea was reported in 2.5% of IBSRELA-treated patients. If severe diarrhea occurs, suspend dosing and rehydrate patient.
MOST COMMON ADVERSE REACTIONS
The most common adverse reactions in IBSRELA-treated patients (incidence ≥2% and greater than placebo) were: diarrhea (16% vs 4% placebo), abdominal distension (3% vs <1%), flatulence (3% vs 1%) and dizziness (2% vs <1%).
INDICATION
IBSRELA (tenapanor) is indicated for the treatment of Irritable Bowel Syndrome with Constipation (IBS-C) in adults.
Please see full Prescribing Information, including Boxed Warning, for additional risk information.
IMPORTANT SAFETY INFORMATION (XPHOZAH)
CONTRAINDICATIONS
XPHOZAH is contraindicated in:
•Pediatric patients under 6 years of age
•Patients with known or suspected mechanical gastrointestinal obstruction
WARNINGS AND PRECAUTIONS
Diarrhea
Patients may experience severe diarrhea. Treatment with XPHOZAH should be discontinued in patients who develop severe diarrhea.
MOST COMMON ADVERSE REACTIONS
Diarrhea, which occurred in 43-53% of patients, was the only adverse reaction reported in at least 5% of XPHOZAH-treated patients with CKD on dialysis across trials. The majority of diarrhea events in the XPHOZAH-treated patients were reported to be mild-to-moderate in severity and resolved over time, or with dose reduction. Diarrhea was typically reported soon after initiation but could occur at any time during treatment with XPHOZAH. Severe diarrhea was reported in 5% of XPHOZAH-treated patients in these trials.
INDICATION
XPHOZAH (tenapanor), 30 mg BID, is indicated to reduce serum phosphorus in adults with chronic kidney disease (CKD) on dialysis as add-on therapy in patients who have an inadequate response to phosphate binders or who are intolerant of any dose of phosphate binder therapy.
For additional safety information, please see full Prescribing Information.
About Ardelyx
Ardelyx is a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative medicines that meet significant unmet medical needs. Ardelyx has two commercial products approved in the United States, IBSRELA® (tenapanor) and XPHOZAH® (tenapanor). The company’s pipeline includes the Phase 3 development of tenapanor for chronic idiopathic constipation, and RDX10531, a next-generation NHE3 inhibitor with potential application across multiple therapeutic areas. Ardelyx has agreements for the development and commercialization of tenapanor outside of the U.S. Kyowa Kirin commercializes PHOZEVEL® (tenapanor) for hyperphosphatemia in Japan. A New Drug Application for tenapanor for hyperphosphatemia has been approved in China with Fosun Pharma. Knight Therapeutics commercializes IBSRELA in Canada. For more information, please visit https://ardelyx.com/ and connect with us on X (formerly known as Twitter), LinkedIn and Facebook.

Forward Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Ardelyx, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including Ardelyx’s current expectations regarding: the year in which IBSRELA will achieve annual U.S. net product sales revenue of $1 billion; the company’s planned label expansion for IBSRELA (tenapanor) to include patients with CIC, pending FDA approval; net product sales revenue for IBSRELA and XPHOZAH for 2026; the company’s ability to deliver sustainable revenue growth, expand its portfolio and deliver meaningful value for shareholders; the timing of the completion of enrollment in the CIC Phase 3 clinical trial and release of topline results; and the timing of an investigational new drug application and initiation of a Phase 1 clinical trial for RDX10531. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control, that could cause actual outcomes or results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties associated with the development of, regulatory process for, and commercialization of drugs in the U.S. and internationally. Ardelyx undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Ardelyx’s business in general, please refer to Ardelyx’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2026 and its future current and periodic reports to be filed with the Securities and Exchange Commission.

Investor and Media Contact:
Caitlin Lowie
clowie@ardelyx.com

Ardelyx, Inc.
Condensed Balance Sheets
(in thousands)

	December 31, 2025	December 31, 2024
	(Unaudited)	(1)
Assets
Cash and cash equivalents	$67,999	$64,932
Short-term investments	196,690	185,168
Accounts receivable	71,848	57,705
Prepaid commercial manufacturing	14,479	16,378
Inventory	123,107	91,184
Property and equipment, net	2,184	1,495
Right-of-use assets	4,795	2,380
Prepaid and other assets	20,502	16,512
Total assets	$501,604	$435,754

Liabilities and stockholders’ equity
Accounts payable	$19,235	$16,000
Accrued compensation and benefits	19,108	14,940
Current portion of operating lease liability	1,479	1,562
Deferred revenue	14,905	17,918
Accrued expenses and other liabilities	51,218	35,665
Long-term debt	202,834	150,853
Deferred royalty obligation related to the sale of future royalties	25,876	25,527
Total stockholders’ equity	166,949	173,289
Total liabilities and stockholders’ equity	$501,604	$435,754

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Ardelyx, Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues
Product sales, net
IBSRELA	$86,601	$53,842	$274,207	$158,286
XPHOZAH	27,801	57,161	103,601	160,910
Total product sales, net	114,402	111,003	377,808	319,196
Product supply revenue	9,440	4,188	15,879	11,649
Licensing revenue	23	22	5,088	78
Non-cash royalty revenue related to the sale of future royalties	1,350	916	8,545	2,692
Total revenues	125,215	116,129	407,320	333,615
Costs and operating expenses
Cost of sales(1)	10,849	18,264	39,537	50,556
Research and development	22,856	13,666	71,527	52,317
Selling, general and administrative	86,411	76,074	337,233	258,692
Total costs and operating expenses	120,116	108,004	448,297	361,565
Income (loss) from operations	5,099	8,125	(40,977)	(27,950)
Interest expense	(5,759)	(3,967)	(20,102)	(13,006)
Non-cash interest expense related to the sale of future royalties	(1,818)	(1,886)	(8,296)	(7,088)
Other income, net	2,078	2,408	8,745	9,174
(Loss) income before provision for income taxes	(400)	4,680	(60,630)	(38,870)
Provision for income taxes	7	35	969	266
Net (loss) income	$(407)	$4,645	$(61,599)	$(39,136)
Net (loss) income per share of common stock - basic and diluted	$(0.00)	$0.02	$(0.26)	$(0.17)
Shares used in computing net (loss) income per share - basic	243,614,026	237,370,654	241,033,750	235,232,927
Shares used in computing net (loss) income per share - diluted	243,614,026	244,050,606	241,033,750	235,232,927

(1) Prior year amounts have been reclassified to conform to the current year presentation.